Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              GILMAN + CIOCIA, INC.

            --------------------------------------------------------
            Adopted in accordance with the provisions of Section 242
             of the General Corporation Law of the State of Delaware
            --------------------------------------------------------

            The undersigned, being a duly authorized officer of Gilman + Ciocia, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

            FIRST: That the Certificate of Incorporation of the Corporation has been amended as follows by striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH, reading as follows:

            "FOURTH: Capital Stock. The total number of shares of capital stock that this Corporation shall have authority to issue shall be Five Hundred Million One Hundred Thousand shares, of which Five Hundred Million (500,000,000) shares shall be par value $.01 per share Common Stock, and One Hundred Thousand (100,00) shall be par value $.001 per share Preferred Stock divided into such series and designations, and with voting powers, preferences, optional or other special rights, qualifications or restrictions of each thereof as shall be set forth in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors of the Corporation without further consent or approval of the stockholders of the Corporation, which authority, without further consent or approval of the stockholders of the Corporation, is hereby granted."

            SECOND: That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, I have signed this Certificate on July 19, 2007. GILMAN + CIOCIA, INC.


                                               By:
                                                   -----------------------------
                                                   Name: /s/ Ted. H. Finkelstein
                                                   Title: Vice President


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